SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
        Under Section 12(g) of the Securities Exchange Act of 1934 or
                      Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 333-76057

                        RUSSELL-STANLEY HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)
                               685 Route 202/206
                      Bridgewater, New Jersey 08807-1762
                                (908) 203-9500
  (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                  10 7/8% Senior Subordinated Notes Due 2009
           (Title of each class of securities covered by this Form)

                                     None
                  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [_]                  Rule 12h-3(b)(1)(i)   [X]
Rule 12g-4(a)(1)(ii)  [_]                  Rule 12h-3(b)(1)(ii)  [_]
Rule 12g-4(a)(2)(i)   [_]                  Rule 12h-3(b)(2)(i)   [_]
Rule 12g-4(a)(2)(ii)  [_]                  Rule 12h-3(b)(2)(ii)  [_]
                                           Rule 15d-6            [_]


Approximate number of holders of record as of the certification or notice date: 15

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Russell-Stanley Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                        RUSSELL-STANLEY HOLDINGS, INC.

                                        BY:  /s/  Ronald M. Litchkowski
                                           ----------------------------------
                                           Name:   Ronald M. Litchkowski
                                           Title:  Chief Financial Officer


Dated: November 13, 2001